FOR IMMEDIATE RELEASE

Investor Relations:	Media:
Alan Magleby	Mary Athridge
410-454-5246	212-805-6035
amagleby@leggmason.com	mkathridge@leggmason.com

LEGG MASON REPORTS RESULTS FOR FIRST FISCAL QUARTER 2014
-- First Quarter Net Income of $48 Million, or $0.38 per Diluted Share --
-- First Quarter Adjusted Income of $85 Million, or $0.68 per Diluted Share --
-- $1.2 Billion Closed-End Fund Launch Resulted in Expenses of $26 Million, or $0.14 per Diluted Share --
-- Assets Under Management of $645 Billion --

Baltimore, Maryland - July 25, 2013 - Legg Mason, Inc. (NYSE: LM) today reported its operating results for the first fiscal quarter ended June 30, 2013. The Company reported net income1 of $47.8 million, or $0.38 per diluted share, as compared with net income of $29.2 million, or $0.23 per diluted share, in the previous quarter, and a net loss of $9.5 million, or $0.07 per diluted share, in the first quarter of fiscal 2013. In the quarter, Legg Mason raised approximately $1.2 billion2 for the ClearBridge American Energy MLP closed-end fund launch which resulted in $26.3 million, or $0.14 per diluted share, in related expenses. The prior quarter's results were reduced by $52.8 million, or $0.27 per diluted share, for real estate related losses driven by an initiative to reduce space requirements. The first quarter of fiscal year 2013 included debt extinguishment costs of $69.0 million, or $0.32 per diluted share and fund launch costs of $22.7 million, or $0.11 per diluted share. Adjusted income3 for the first quarter was $85.2 million, or $0.68 per diluted share, as compared to $66.7 million, or $0.52 per diluted share, in the previous quarter and $88.6 million, or $0.64 per diluted share, in the first quarter of fiscal 2013. For the quarter, operating revenues were $670.4 million, up slightly from $667.8 million in the prior quarter, and up 6% from $630.7 million in the first quarter of fiscal 2013. Operating expenses were $586.9 million, down 6% from $624.8 million in the prior quarter, and up 6% from $554.6 million in the first quarter of fiscal 2013.

Assets Under Management (“AUM”) were $644.5 billion, down 3% from $664.6 billion as of March 31, 2013 and up 2% from $631.8 billion as of June 30, 2012.

Legg Mason also announced today that its Board of Directors has declared a quarterly cash dividend on its common stock in the amount of $0.13 per share.

(Amounts in millions, except per share amounts)
	Quarters Ended
	Jun	Mar	%	Jun	%
	2013	2013	Change	2012	Change
Total Operating Revenues	$670.4	$667.8	0%	$630.7	6%
Total Operating Expenses	586.9	624.8	-6%	554.6	6%
Operating Income	83.5	43.0	94%	76.1	10%
Net Income (Loss)[1]	47.8	29.2	64%	(9.5)	n/a
Adjusted Income[3]	85.2	66.7	28%	88.6	-4%
Net Income (Loss) Per Share - Diluted[1]	0.38	0.2	65%	(0.07)	n/a
Adjusted Income Per Share - Diluted[3]	0.68	0.52	31%	0.64	6%

(1) Net Income (Loss) Attributable to Legg Mason, Inc.
(2) Assuming full exercise of underwriters' overallotment option.
(3) See “Use of Supplemental Data as Non-GAAP Financial Information” below, which includes changes implemented this quarter.

Batterymarch • Brandywine Global • ClearBridge Investments • Legg Mason Global Asset Allocation • Legg Mason Global Equities Group
Permal • Royce & Associates • Western Asset Management

Comments on the First Quarter of Fiscal Year 2014 Results

Joseph A. Sullivan, President and CEO of Legg Mason said, “We were pleased with our first quarter results which included long-term inflows for the first time since September of 2007.  This was driven by fixed income inflows as well as significantly reduced equity outflows, due in part to another successful ClearBridge MLP closed-end fund launch. Investment performance was also solid during the quarter, while we managed expenses and continued to repurchase shares in line with our plans.  Finally, we continued to make progress on our four key operating priorities, worked with our affiliates to bring investment solutions to our clients and took additional steps to address small, non-core affiliates, further optimizing our portfolio.”

Assets Under Management Decreased to $645 Billion

AUM decreased to $644.5 billion compared with $664.6 billion at March 31, 2013, primarily driven by an $11.6 billion decline in market performance and foreign exchange, as well as liquidity outflows of $8.7 billion. Long-term inflows were $0.2 billion. AUM was up 2% from $631.8 billion as of June 30, 2012.

•	Liquidity and equity outflows were $8.7 billion and $0.7 billion, respectively, while fixed income inflows were $0.9 billion for the quarter ended June 30, 2013.

•	At June 30, 2013, fixed income represented 54% of AUM, while equity increased to 26% and liquidity represented 20% of AUM.

•	By geography, 62% of AUM was from clients domiciled in the United States and 38% from non-US domiciled clients.

•
Average AUM during the quarter was $654.7 billion compared to $657.4 billion in the fourth quarter of fiscal year 2013 and $635.5 billion in the first quarter of fiscal year 2013. Average long-term AUM was $526.4 billion compared to $518.8 billion in the prior quarter and $513.6 billion in the first quarter of fiscal year 2013.

Comparison to the Fourth Quarter of Fiscal Year 2013

Net income was $47.8 million, or $0.38 per diluted share, as compared with net income of $29.2 million, or $0.23 per diluted share, in the fourth quarter of fiscal year 2013. The current quarter's results included $26.3 million in costs related to a closed-end fund launch, which reduced earnings per diluted share by $0.14. The prior quarter's results included $52.8 million in real estate related losses, which reduced earnings per diluted share by $0.27.

•
Operating revenues of $670.4 million were up slightly from $667.8 million in the prior quarter, primarily due to inclusion of a full quarter of revenues related to the Fauchier acquisition, one additional day in the quarter and a favorable asset mix shift, which more than offset an $11.3 million decline in performance fees.

•
Operating expenses of $586.9 million were down 6% from $624.8 million in the prior quarter as last quarter's results included $52.8 million in real estate related losses and $8.5 million in severance and deferred compensation costs related to a restructuring of senior management. The current quarter's expenses included $26.3 million in costs related to the ClearBridge American Energy MLP closed-end fund launch. In addition, the current quarter expenses included a gain of $1.9 million in the market value of deferred compensation and seed investments which are recorded as an increase in compensation and benefits with an offset in other non-operating income, compared to a gain of $7.2 million in the prior quarter.

•
Other non-operating expense was $8.6 million, as compared to $5.6 million of income in the fourth quarter of fiscal 2013. Losses on corporate investments, not offset in compensation, were $1.0 million compared with gains of $10.0 million in the prior quarter. The current quarter also included gains on funded deferred compensation and seed investments, as described above. In addition, the current quarter included $1.9 million in gains associated with consolidated investment vehicles compared to $2.2 million in gains in the prior quarter. The consolidation of investment vehicles has no impact on net income as the effects of consolidation are fully attributable to noncontrolling interests.

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Permal • Royce & Associates • Western Asset Management

•	Operating margin was 12.5%, as compared to 6.4% in the prior quarter. Operating margin, as adjusted,[3] was 17.9%, as compared with 10.4% in the prior quarter.

•	Adjusted income was $85.2 million, or $0.68 per diluted share, compared to adjusted income of $66.7 million, or $0.52 per diluted share, in the prior quarter.

Comparison to the First Quarter of Fiscal Year 2013

Net income was $47.8 million, or $0.38 per diluted share, as compared with a net loss of $9.5 million, or $0.07 per diluted share, in the first quarter of fiscal year 2013. The current quarter's results included $26.3 million, or $0.14 per diluted share in costs related to the closed-end fund launch. The first quarter of fiscal year 2013 results included a non-operating charge of $69.0 million, or $0.32 per diluted share, arising from the extinguishment of debt during that quarter and $22.7 million, or $0.11 per diluted share in fund launch costs.

•
Operating revenues of $670.4 million increased 6% from $630.7 million in the first quarter of fiscal year 2013, reflecting a 2% increase in average long-term AUM, a $13.5 million increase in performance fees, and a favorable asset mix shift.

•
Operating expenses of $586.9 million were up 6% from $554.6 million in the first quarter of fiscal year 2013 quarter due to increased compensation primarily related to higher revenues. The current quarter's expenses also included $26.3 million in costs related to the ClearBridge American Energy MLP closed-end fund launch, as compared to $22.7 million in fund launch costs in the first quarter of fiscal 2013.

•
Other non-operating expense was $8.6 million, as compared to $94.1 million in expense in the first quarter of fiscal year 2013. First quarter of fiscal 2013 results included a non-operating charge of $69.0 million arising from the extinguishment and subsequent refinancing of debt. This debt refinancing also resulted in a $6.2 million reduction in interest expense from the first quarter of fiscal 2013. Losses on corporate investments, not offset in compensation were $1.0 million compared with losses of $5.9 million in the first quarter of fiscal 2013. In addition, the current quarter also included $1.9 million in gains associated with consolidated investment vehicles, as compared to $3.0 million in losses in the prior year quarter. The consolidation of investment vehicles has no impact on net income as the effects of consolidation are fully attributable to noncontrolling interests.

•	Operating margin was 12.5%, as compared to 12.1% in the first quarter of fiscal 2013. Operating margin, as adjusted, was 17.9%, as compared with 17.6% in the first quarter of fiscal 2013.

•	Adjusted income was $85.2 million, or $0.68 per diluted share, compared to adjusted income of $88.6 million, or $0.64 per diluted share, in the first quarter of fiscal 2013.

Quarterly Business Developments

•
Legg Mason raised approximately $1.2 billion for the ClearBridge American Energy MLP Fund, assuming full exercise of the underwriters' overallotment option. The Fund's investment objective is to provide a high level of total return, with an equal emphasis on current distributions and capital appreciation.

•
The Western Asset Short Duration High Income Fund ranked fourth in the Bloomberg Leveraged Finance “Best Performing High Yield Funds” in the current income category, reflecting one-year, three-year and five-year total returns as of June 30, 2013. The ranking includes open-end retail high-yield bond funds domiciled in the U.S. with total assets of at least $250 million and with at least a five-year history.

•
9 funds managed by ClearBridge Investments and Western Asset, along with the Legg Mason Opportunity Trust, were ranked as “Category Kings” by the Wall Street Journal for total return for the top 10 funds ranked by year-to-date performance in the quarter.

•	Legg Mason, Brandywine Global, ClearBridge Investments and Legg Mason Global Asset Allocation won a total of 21 awards in the Lipper Fund Awards for 2013.

Batterymarch • Brandywine Global • ClearBridge Investments • Legg Mason Global Asset Allocation • Legg Mason Global Equities Group
Permal • Royce & Associates • Western Asset Management

Quarterly Performance

At June 30, 2013:

	1-Year	3-Year	5-Year	10-Year
% of Strategy AUM beating Benchmark[4]	83%	84%	85%	91%

% of Long-Term US Fund Assets Beating Lipper Category Average[4]
Equity	46%	46%	45%	62%
Fixed Income	68%	86%	83%	87%
Total US Fund Assets	54%	61%	58%	71%

Of Legg Mason's long-term U.S. mutual fund assets, 48% were rated 4 or 5 stars by Morningstar.

Balance Sheet

At June 30, 2013, Legg Mason's cash position was $667 million. Total debt was $1.1 billion and stockholders' equity was $4.7 billion. The ratio of total debt to total capital (total equity plus total debt excluding consolidated investment vehicles) was 19%, consistent with the prior quarter. In the quarter, the Company completed additional open market purchases of 2.6 million shares, which reduced weighted average shares by 965 thousand.

The Board of Directors has declared a quarterly cash dividend on its common stock in the amount of $0.13 per share. The dividend is payable October 21, 2013 to shareholders of record at the close of business on October 3, 2013.

Conference Call to Discuss Results

A conference call to discuss the Company's results, hosted by Mr. Sullivan, will be held at 8:00 am EDT today. The call will be open to the general public. Interested participants should access the call by dialing 1-800-447-0521 (or for international calls 1-847-413-3238), confirmation number 35232301 at least 10 minutes prior to the scheduled start to ensure connection.

The presentation slides that will be reviewed during the conference call will be available on the Investor Relations section of the Legg Mason website shortly after the release of the financial results.

A replay of the live broadcast will be available on the Legg Mason website, in the investor relations section, or by dialing 1-888-843-7419 (or for international calls 1-630-652-3042), enter pass code 35232301# when prompted.  Please note that the replay will be available beginning at 10:30 a.m. EDT on Thursday, July 25, 2013, and ending at 11:59 p.m. EDT on August 8, 2013.

4 See "Supplemental Data Regarding Quarterly Performance" below.

Batterymarch • Brandywine Global • ClearBridge Investments • Legg Mason Global Asset Allocation • Legg Mason Global Equities Group
Permal • Royce & Associates • Western Asset Management

About Legg Mason
Legg Mason is a global asset management firm, with $645 billion in assets under management as of June 30, 2013. The Company provides active asset management in many major investment centers throughout the world. Legg Mason is headquartered in Baltimore, Maryland, and its common stock is listed on the New York Stock Exchange (symbol: LM).

This release contains forward-looking statements subject to risks, uncertainties and other factors that may cause actual results to differ materially. For a discussion of these risks and uncertainties, see "Risk Factors" and “Management's Discussion and Analysis of Financial Condition and Results of Operations” in Legg Mason's Annual Report on Form 10-K for the fiscal year ended March 31, 2013 and in the Company's quarterly reports on Form 10-Q.

Supplemental Data Regarding Quarterly Performance

Strategy Performance
For purposes of investment performance comparisons, strategies are an aggregation of discretionary portfolios (separate accounts, investment funds, and other products) into a single group that represents a particular investment objective. In the case of separate accounts, the investment performance of the account is based upon the performance of the strategy to which the account has been assigned. Each of our asset managers has its own specific guidelines for including portfolios in their strategies. For those managers which manage both separate accounts and investment funds in the same strategy, the performance comparison for all of the assets is based upon the performance of the separate account.

Approximately ninety percent of total AUM is included in strategy AUM as of June 30, 2013, although not all strategies have three, five, and ten-year histories. Total strategy AUM includes liquidity assets. Certain assets are not included in reported performance comparisons. These include: accounts that are not managed in accordance with the guidelines outlined above; accounts in strategies not marketed to potential clients; accounts that have not yet been assigned to a strategy; and certain smaller products at some of our affiliates.

Past performance is not indicative of future results. For AUM included in institutional and retail separate accounts and investment funds managed in the same strategy as separate accounts, performance comparisons are based on gross-of-fee performance. For investment funds (including fund-of-hedge funds) which are not managed in a separate account format, performance comparisons are based on net-of-fee performance. These performance comparisons do not reflect the actual performance of any specific separate account or investment fund; individual separate account and investment fund performance may differ. The information in this table is provided solely for use in connection with this table, and is not directed toward existing or potential clients of Legg Mason.

Long-term US Fund Assets Beating Lipper Category Average
Long-term US fund assets include open-end, closed-end, and variable annuity funds. These performance comparisons do not reflect the actual performance of any specific fund; individual fund performance may differ. Past performance is not guarantee of future results. Source: Lipper Inc.

Batterymarch • Brandywine Global • ClearBridge Investments • Legg Mason Global Asset Allocation • Legg Mason Global Equities Group
Permal • Royce & Associates • Western Asset Management

LEGG MASON, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME (LOSS)
(Amounts in thousands, except per share amounts)
(Unaudited)

	Quarters Ended

	June	March	June
	2013	2013	2012
Operating Revenues:
Investment advisory fees:
Separate accounts	$191,034	$182,709	$182,436
Funds	370,471	365,858	356,474
Performance fees	22,021	33,328	8,566
Distribution and service fees	84,879	83,859	81,623
Other	2,012	2,009	1,593
Total operating revenues	670,417	667,763	630,692

Operating Expenses:
Compensation and benefits	296,111	307,468	270,262
Distribution and servicing	170,188	142,274	169,825
Communications and technology	38,399	37,784	37,630
Occupancy	26,809	83,299	30,252
Amortization of intangible assets	3,624	3,505	3,505
Other	51,752	50,420	43,141
Total operating expenses	586,883	624,750	554,615

Operating Income	83,534	43,013	76,077

Other Non-Operating Income (Expense):
Interest income	1,639	2,290	1,936
Interest expense	(13,068)	(16,010)	(19,227)
Other income (expense)	85	16,094	(72,633)
Other non-operating income (expense) of
consolidated investment vehicles	2,697	3,259	(4,134)
Total other non-operating income (expense)	(8,647)	5,633	(94,058)

Income (Loss) Before Income Tax (Benefit) Provision	74,887	48,646	(17,981)

Income tax (benefit) provision	25,792	17,955	(4,997)

Net Income (Loss)	49,095	30,691	(12,984)
Less: Net income (loss) attributable
to noncontrolling interests	1,280	1,487	(3,526)

Net Income (Loss) Attributable to
Legg Mason, Inc.	$47,815	$29,204	$(9,458)

Net Income (Loss) per share
Attributable to Legg Mason, Inc.
Common Shareholders:
Basic	$0.38	$0.23	$(0.07)

Diluted	$0.38	$0.23	$(0.07)

Weighted Average Number of Shares
Outstanding:
Basic	125,228	128,507	138,720
Diluted (1)	125,412	128,576	138,720

(1) Diluted shares are the same as basic shares for periods with a loss.

LEGG MASON, INC. AND SUBSIDIARIES
CONSOLIDATING STATEMENTS OF INCOME (LOSS)
(Amounts in thousands)
(Unaudited)
	Quarters Ended
	June 2013			March 2013			June 2012

	Balance Before Consolidation of Consolidated Investment Vehicles	Consolidated Investment Vehicles	Consolidated Totals	Balance Before Consolidation of Consolidated Investment Vehicles	Consolidated Investment Vehicles	Consolidated Totals	Balance Before Consolidation of Consolidated Investment Vehicles	Consolidated Investment Vehicles	Consolidated Totals

Total operating revenues	$671,032	$(615)	$670,417	$668,380	$(617)	$667,763	$631,277	$(585)	$630,692
Total operating expenses	586,826	57	586,883	624,605	145	624,750	554,523	92	554,615
Operating Income (Loss)	84,206	(672)	83,534	43,775	(762)	43,013	76,754	(677)	76,077
Other non-operating income (expense)	(10,514)	1,867	(8,647)	3,474	2,159	5,633	(91,029)	(3,029)	(94,058)
Income (Loss) Before Income Tax (Benefit) Provision	73,692	1,195	74,887	47,249	1,397	48,646	(14,275)	(3,706)	(17,981)
Income tax (benefit) provision	25,792	—	25,792	17,955	—	17,955	(4,997)	—	(4,997)
Net Income (Loss)	47,900	1,195	49,095	29,294	1,397	30,691	(9,278)	(3,706)	(12,984)
Less: Net income (loss) attributable
to noncontrolling interests	85	1,195	1,280	90	1,397	1,487	180	(3,706)	(3,526)
Net Income (Loss) Attributable to Legg Mason, Inc.	$47,815	$—	$47,815	$29,204	$—	$29,204	$(9,458)	$—	$(9,458)

LEGG MASON, INC. AND SUBSIDIARIES
SUPPLEMENTAL DATA
RECONCILIATION OF NET INCOME (LOSS) ATTRIBUTABLE TO LEGG MASON, INC.
TO ADJUSTED INCOME (1)
(Amounts in thousands, except per share amounts)
(Unaudited)

	Quarters Ended

	June	March	June
	2013	2013	2012

Net Income (Loss) Attributable to Legg Mason, Inc.	$47,815	$29,204	$(9,458)

Plus (less):
Amortization of intangible assets	3,624	3,505	3,505
Loss on extinguishment of 2.5% senior notes	—	—	54,873
Tax amortization benefit on intangible assets	33,736	33,977	33,875
Imputed interest on convertible debt (2.5% senior notes)	—	—	5,839

Adjusted Income	$85,175	$66,686	$88,634

Net Income (Loss) per Diluted Share Attributable
to Legg Mason, Inc. Common Shareholders	$0.38	$0.23	$(0.07)

Plus (less):
Amortization of intangible assets	0.03	0.03	0.03
Loss on extinguishment of 2.5% senior notes	—	—	0.40
Tax amortization benefit on intangible assets	0.27	0.26	0.24
Imputed interest on convertible debt (2.5% senior notes)	—	—	0.04

Adjusted Income per Diluted Share	$0.68	$0.52	$0.64

(1) See explanations for Use of Supplemental Data as Non-GAAP Financial Information.

LEGG MASON, INC. AND SUBSIDIARIES
SUPPLEMENTAL DATA
RECONCILIATION OF OPERATING MARGIN, AS ADJUSTED(1)
(Amounts in thousands)
(Unaudited)

	Quarters Ended

	June	March	June
	2013	2013	2012

Operating Revenues, GAAP basis	$670,417	$667,763	$630,692

Plus (Less):
Operating revenues eliminated upon
consolidation of investment vehicles	615	617	585
Distribution and servicing expense excluding
consolidated investment vehicles	(170,175)	(142,257)	(169,812)

Operating Revenues, as Adjusted	$500,857	$526,123	$461,465

Operating Income, GAAP basis	$83,534	$43,013	$76,077

Plus:
Gains on deferred compensation
and seed investments	1,872	7,182	1,177
Amortization of intangible assets	3,624	3,505	3,505
Operating income and expenses of
consolidated investment vehicles	672	762	677

Operating Income, as Adjusted	$89,702	$54,462	$81,436

Operating margin, GAAP basis	12.5%	6.4%	12.1%
Operating margin, as adjusted	17.9	10.4	17.6

(1) See explanations for Use of Supplemental Data as Non-GAAP Financial Information.

LEGG MASON, INC. AND SUBSIDIARIES
(Amounts in billions)
(Unaudited)

Assets Under Management
	Quarters Ended
	June 2013	March 2013	December 2012	September 2012	June 2012
By asset class:
Equity	$164.4	$161.8	$145.5	$153.4	$151.1
Fixed Income	351.0	365.1	367.0	369.4	360.6
Long-Term Assets	515.4	526.9	512.5	522.8	511.7
Liquidity	129.1	137.7	136.4	127.9	120.1
Total	$644.5	$664.6	$648.9	$650.7	$631.8

	Quarters Ended
By asset class (average):	June 2013	March 2013	December 2012	September 2012	June 2012
Equity	$163.8	$152.7	$147.6	$151.3	$155.1
Fixed Income	362.6	366.1	369.3	365.0	358.5
Long-Term Assets	526.4	518.8	516.9	516.3	513.6
Liquidity	128.3	138.6	131.4	123.1	121.9
Total	$654.7	$657.4	$648.3	$639.4	$635.5

Component Changes in Assets Under Management
	Quarters Ended
	June 2013	March 2013	December 2012	September 2012	June 2012
Beginning of period	$664.6	$648.9	$650.7	$631.8	$643.3
Net client cash flows:
Equity	(0.7)	(2.6)	(8.3)	(5.7)	(3.9)
Fixed Income	0.9	(0.4)	(6.8)	(3.8)	0.1
Liquidity	(8.7)	1.2	7.6	9.7	1.2
Total net client cash flows	(8.5)	(1.8)	(7.5)	0.2	(2.6)
Market performance and other	(11.6)	12.1	5.7	20.7	(4.3)
Acquisitions (Dispositions), net	—	5.4	—	(2.0)	(4.6)
End of period	$644.5	$664.6	$648.9	$650.7	$631.8

Use of Supplemental Data as Non-GAAP Financial Information
As supplemental information, we are providing performance measures that are based on methodologies other than generally accepted accounting principles (“non-GAAP”) for “Adjusted Income” and “Operating Margin, as Adjusted” that management uses as benchmarks in evaluating and comparing our period-to-period operating performance.

Adjusted Income
We define “Adjusted Income” as Net Income (Loss) Attributable to Legg Mason, Inc., plus amortization and deferred taxes related to intangible assets and goodwill, imputed interest and tax benefits on contingent convertible debt less deferred income taxes on goodwill and indefinite-life intangible asset impairment, if any. We also adjust for other non-core items that are not reflective of our economic performance, such as intangible asset impairments, the impact of fair value adjustments on contingent consideration liabilities, if any, the impact of tax rate adjustments on certain deferred tax liabilities related to indefinite-life intangible assets, and loss on extinguishment of contingent convertible debt.
We believe that Adjusted Income provides a useful representation of our operating performance adjusted for non-cash acquisition related items and other items that facilitate comparison of our results to the results of other asset management firms that have not issued/extinguished contingent convertible debt or made significant acquisitions. We also believe that Adjusted Income is an important metric in estimating the value of an asset management business.

Adjusted Income only considers adjustments for certain items that relate to operating performance and comparability, and therefore, is most readily reconcilable to Net Income (Loss) Attributable to Legg Mason, Inc. determined under GAAP. This measure is provided in addition to Net Income (Loss) Attributable to Legg Mason, Inc., but is not a substitute for Net Income (Loss) Attributable to Legg Mason, Inc. and may not be comparable to non-GAAP performance measures, including measures of adjusted earnings or adjusted income, of other companies. Further, Adjusted Income is not a liquidity measure and should not be used in place of cash flow measures determined under GAAP. We consider Adjusted Income to be useful to investors because it is an important metric in measuring the economic performance of asset management companies, as an indicator of value, and because it facilitates comparison of our operating results with the results of other asset management firms that have not issued/extinguished contingent convertible debt or made significant acquisitions.

In calculating Adjusted Income, we adjust for the impact of the amortization of management contract assets and impairment of indefinite-life intangible assets, and add (subtract) the impact of fair value adjustments on contingent consideration liabilities, if any, all of which arise from acquisitions, to Net Income (Loss) Attributable to Legg Mason, Inc. to reflect the fact that these non-cash items distort comparisons of our operating results with the results of other asset management firms that have not engaged in significant acquisitions. Deferred taxes on indefinite-life intangible assets and goodwill include actual tax benefits from amortization deductions that are not realized under GAAP absent an impairment charge or the disposition of the related business.  Because we fully expect to realize the economic benefit of the current period tax amortization, we add this benefit to Net Income (Loss) Attributable to Legg Mason, Inc. in the calculation of Adjusted Income.  However, because of our net operating loss carry-forward, we will receive the benefit of the current tax amortization over time. Conversely, we subtract the non-cash income tax benefits on goodwill and indefinite-life intangible asset impairment charges and United Kingdom tax rate adjustments on excess book basis on certain acquired indefinite-life intangible assets, if applicable, that have been recognized under GAAP. We also add back non-cash imputed interest and the extinguishment loss on contingent convertible debt adjusted for amounts allocated to the conversion feature, as well as adding the actual tax benefits on the imputed interest that are not realized under GAAP. These adjustments reflect that these items distort comparisons of Legg Mason's operating results to prior periods and the results of other asset management firms that have not engaged in significant acquisitions, including any related impairments, or issued/extinguished contingent convertible debt.

Should a disposition, impairment charge or other non-core item occur, its impact on Adjusted Income may distort actual changes in the operating performance or value of our firm. Accordingly, we monitor these items

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and their related impact, including taxes, on Adjusted Income to ensure that appropriate adjustments and explanations accompany such disclosures.

Although depreciation and amortization of fixed assets are non-cash expenses, we do not add these charges in calculating Adjusted Income because these charges are related to assets that will ultimately require replacement.

Operating Margin, as Adjusted
We calculate “Operating Margin, as Adjusted,” by dividing (i) Operating Income (Loss), adjusted to exclude the impact on compensation expense of gains or losses on investments made to fund deferred compensation plans, the impact on compensation expense of gains or losses on seed capital investments by our affiliates under revenue sharing agreements, amortization related to intangible assets, transition-related costs of streamlining our business model, if any, income (loss) of consolidated investment vehicles, the impact of fair value adjustments on contingent consideration liabilities, if any, and impairment charges by (ii) our operating revenues, adjusted to add back net investment advisory fees eliminated upon consolidation of investment vehicles, less distribution and servicing expenses which we use as an approximate measure of revenues that are passed through to third parties, which we refer to as “Operating Revenues, as Adjusted”.  The compensation items, other than transition-related costs, are removed from Operating Income (Loss) in the calculation because they are offset by an equal amount in Other non-operating income (expense), and thus have no impact on Net Income (Loss) Attributable to Legg Mason, Inc.  We adjust for the impact of the amortization of management contract assets and the impact of fair value adjustments on contingent consideration liabilities, if any, which arise from acquisitions to reflect the fact that these non-cash items distort comparison of our operating results with the results of other asset management firms that have not engaged in significant acquisitions. Transition-related costs, if any, impairment charges, and income (loss) of consolidated investment vehicles are removed from Operating Income (Loss) in the calculation because these items are not reflective of our core asset management operations. We use Operating Revenues, as Adjusted in the calculation to show the operating margin without distribution and servicing expenses, which we use to approximate our distribution revenues that are passed through to third parties as a direct cost of selling our products, although distribution and servicing expenses may include commissions paid in connection with the launching of closed-end funds for which there is no corresponding revenue in the period. Operating Revenues, as Adjusted also includes our advisory revenues we receive from consolidated investment vehicles that are eliminated in consolidation under GAAP.

We believe that Operating Margin, as Adjusted, is a useful measure of our performance because it provides a measure of our core business activities. It excludes items that have no impact on Net Income (Loss) Attributable to Legg Mason, Inc. and indicates what Legg Mason's operating margin would have been without distribution revenues that are passed through to third parties as a direct cost of selling our products, amortization related to intangible assets, changes in the fair value of contingent consideration liabilities, transition-related costs, if any, impairment charges, and the impact of the consolidation of certain investment vehicles described above. The consolidation of these investment vehicles does not have an impact on Net income (Loss) Attributable to Legg Mason, Inc.  This measure is provided in addition to the Company's operating margin calculated under GAAP, but is not a substitute for calculations of margins under GAAP and may not be comparable to non-GAAP performance measures, including measures of adjusted margins of other companies.

Effective April 1, 2013, we have revised our definition of Operating Margin, as Adjusted to add back the amortization of intangible assets. We have applied this change to all periods presented. The impact on fiscal first quarter results was 0.7 percentage points.

Batterymarch • Brandywine Global • ClearBridge Investments • Legg Mason Global Asset Allocation • Legg Mason Global Equities Group
Permal • Royce & Associates • Western Asset Management